EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




                   SILGAN HOLDINGS ANNOUNCES AGREEMENT TO SELL
                 $200 MILLION OF 6.75% SENIOR SUBORDINATED NOTES


STAMFORD, CT, October 30, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has entered into an agreement to sell $200 million aggregate principal amount of 6.75% senior subordinated notes maturing in 2013 in a previously announced private placement. The Company plans to use the net proceeds of this offering to redeem a portion of its outstanding 9% senior subordinated debentures due 2009 at a redemption price of 103.375% of their principal amount. As previously announced, the Company is also seeking to amend its senior secured credit facility before the end of the year to allow additional term borrowings and allow for the use of these borrowings to further redeem outstanding 9% debentures. The Company would intend to use the proceeds of additional term borrowings and other funds to fully redeem the remaining outstanding 9% debentures at a redemption price of 103.375% of their principal amount.

The notes being sold by the Company will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.


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SILGAN HOLDINGS
October 30, 2003
Page 2


This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging  products  with annual  sales of  approximately  $2.0 billion in 2002.
Silgan operates 66 manufacturing facilities in the U.S., Canada and Mexico. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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